EXHIBIT 10.1
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 30th day of December, 2008 (the “Effective Date”), by and between Interphase Corporation (the “Corporation”) and Gregory B. Kalush (the “Executive”).
WHEREAS, the Corporation and the Executive are parties to that certain Employment Agreement dated March 12, 2000, which sets forth the terms and conditions of the Executive’s employment with the Corporation (the “2000 Agreement”); and
WHEREAS, the Corporation and the Executive desire to amend and restate the 2000 Agreement on the terms and conditions set forth herein in a manner intended to take into account the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:
1.
Employment. The Corporation hereby continues the employment of the Executive in the capacity of President and Chief Executive Officer, and the Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2.
Duties. The Executive’s general duties and responsibilities as President and Chief Executive Officer shall be overseeing the general operations of the Corporation. The Executive will also serve as Chairman of the Board, or any such other position to which he is appointed by the Board of Directors of the Corporation.

3.
Term. The “initial term” of employment under this Agreement, as amended and restated, shall terminate on March 12, 2009, the end of the current term of the Agreement, subject to the termination provisions in Section 10. After the expiration of the initial term of this amended and restated Agreement, this Agreement and the Executive’s employment hereunder, will continue for successive two (2) year terms, unless, as provided in Section 10(a), more than thirty (30) days prior to the expiration of the then current term (i.e., initial or renewal) of this Agreement, either the Executive or the Corporation gives notice to the other party that this Agreement will not be renewed.

4.
Salary and Other Compensation. As compensation for the services to be rendered by the Executive to the Corporation pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:

(a)
Base Salary: A base salary at an annual rate of $325,000.00, payable in bi-weekly installments will be paid to the Executive. The base salary may not be decreased at any time during the term of the Executive’s employment hereunder and shall be reviewed annually throughout the term of this Agreement by the Board of Directors or Compensation Committee of the Board of Directors (the “Compensation Committee”). References in this Agreement to the Executive’s “base salary” shall refer to the base salary, as adjusted from time to time in accordance with this Section 4(a), payable to the Executive at any relevant time.

(b)
Bonus: The Executive shall be eligible for an annual Executive Bonus based upon the guidelines contained in the Corporation’s Executive Bonus Plan. The Executive’s “annual bonus target” for the period January 1, 2008 through December 31, 2008 shall be $200,000 and thereafter shall be established by the Board of Directors or the Compensation Committee (if such authority is delegated to the Compensation Committee). The Executive must be employed by the Corporation through the payment date of any such annual bonus as a condition to receive the bonus.

(c)
Equity Awards: As provided in the 2000 Agreement, the Executive has been awarded stock options to purchase 100,000 shares of common stock of the Corporation under its Amended and Restated Stock Option Plan (the “Option”) and in accordance with prior action of the Board of Directors, the Option vested as follows: (i) 33,334 of the total shares covered by the Option vested on March 12, 2000; (ii) an additional 33,333 of the total shares covered by the Option vested on March 12, 2001; and (iii) the remaining 33,333 shares covered by the Option vested on March 12, 2002.

The exercise price, term and other relevant provisions of the Option (including, but not limited to, which options are incentive stock options and which are nonqualified options) are contained in Option Agreements # 1083 and 1085 executed by the Executive (the “Option Agreements”). In the event of any conflict between the terms of this Section 4(c) and the Option Agreements, the Option Agreements shall control.
The Executive has received other equity awards subsequent to the award referred to above. In addition, the Executive shall be eligible to participate in equity awards as determined by the Compensation Committee of the Corporation’s Board of Directors under the Corporation’s Long-Term Stock Incentive Plan or other equity award plan maintained by the Corporation during the term of this Agreement.

(d)
Expense Reimbursements: The Corporation agrees to reimburse the Executive, in accordance with the Corporation’s policies regarding reimbursement of business expenses, for the reasonable and necessary business expenses incurred by the Executive in the performance of his duties.

(e)	Office Furnishings: The Corporation agrees to provide a personal computer and office space and furnishings to the Executive commensurate with the Corporation’s decor and culture.
(f)
Executive Benefit Plans: The Executive shall be allowed to participate, to the extent he may be eligible, in any profit sharing, retirement, insurance or other benefit plan or programs maintained by the Corporation from time to time. The Corporation shall also provide the Executive with the life insurance policy for which the Corporation shall pay the premiums on the Executive’s life with a $1M (One Million Dollar) death benefit as in effect as of the Effective Date, payable to the Executive’s designated beneficiary.

5.
Indemnification. The Corporation agrees to provide the Executive with coverage under its Director’s and Officer’s liability insurance policy. The Corporation also agrees to indemnify and defend the Executive in accordance with the Corporation’s Articles of Incorporation and Bylaws. This Section 5 shall survive the expiration of this Agreement.

6.
Health and Corporate Owned Life Insurance. The Corporation agrees to offer coverage to the Executive under the group health plan maintained by the Corporation from time to time on the same basis as other executives of the Corporation. The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Executive in any amount or amounts considered advisable by the Corporation, and the Executive shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

7.
Vacations and Leave. The Executive shall be entitled to four (4) weeks of paid vacation per year to be accrued in accordance with the Corporation’s vacation policy in effect from time to time and ten (10) sick days per year, and any other paid leave benefits provided for in the Corporation’s Policy Guide.

8.
Non-Disclosure of Confidential Information. During the term of the Executive’s employment, the Corporation has and promises to continue to provide the Executive, and he will be making use of, acquiring, and/or adding to, confidential information of a special and unique nature and value relating to such matters as the patents, copyrights, proprietary information, trade secrets, systems, product developments, procedures, manuals, confidential reports, lists of customers (which are deemed for all purposes confidential and proprietary) of the Corporation and its Affiliates (an “Affiliate” of the Corporation being defined as any person controlling, controlled by, or under common control with the Corporation), as well as the nature and type of services rendered by the Corporation and its Affiliates, the equipment and methods used and preferred by the customers of the Corporation and its Affiliates, and the fees paid by them. The Corporation and its Affiliates are sometimes hereinafter referred to as the “Interphase Group.” The Executive further agrees that if a third party (e.g., vendors, customers and manufacturers) contracts with the Interphase Group or any member thereof the information obtained or received from a third party including, but not limited to its patents, copyrights, proprietary information, trade secrets, systems, product development, procedures, manuals, and confidential reports will be treated in the same manner and be subject to the same protection as other Confidential Trade Secret Information (as hereinafter defined) of the Interphase Group.

As a material inducement to the Corporation to enter into this Agreement and to pay the Executive the compensation and benefits stated herein and as a condition of employment and continued employment, the Executive shall keep confidential all such confidential and proprietary information which the Executive learns or acquires as a result of his employment with the Corporation (collectively, “Confidential Trade Secret Information”). By way of example, “Confidential Trade Secret Information” may consist of any idea, process, design, concept, formula, pattern, device, development, customer information or compilation of information which is used in the business of the Interphase Group, which gives the Interphase Group an advantage over a competitor who does not know or use it.
The Executive agrees (i) that the remedy at law for any breach or threatened breach of this Section 8 is inadequate and (ii) that, in the event of breach or threatened breach of this Section 8, the Corporation (or any other member of the Interphase Group) shall be entitled to injunctive relief and specific performance to enforce this Section 8. Injunctive relief and/or specific performance will be in addition to whatever other remedy is available to the Corporation (or other member of the Interphase Group) at law, under this Agreement or otherwise. The Executive agrees that damages for use of any identified Confidential Trade Secret Information in violation of this Section 8 shall be 100% of the gross amount of revenue derived or resulting from unauthorized use of such information.
9.
Covenants Not to Compete. The Executive acknowledges that the services he is to render to the Corporation are of a special and unusual character with a unique value to the Interphase Group, the loss of which cannot adequately be compensated by damages in an action at law. Accordingly, the Executive agrees that during the term of his employment with the Corporation and for a period of two (2) years immediately following the date of termination, for whatever reason, of his employment with the Corporation:

(a)
The Executive shall not, directly or indirectly, without the express written consent of the Corporation, (i) solicit or induce, or attempt to solicit or induce, any current or future employee of the Interphase Group, or any member thereof, to leave or cease his relationship with the Interphase Group, for any reason whatsoever, and/or (ii) hire any current or future employee of the Interphase Group or any member thereof on the Executive’s behalf or on behalf of any subsequent employer of the Executive.

(b)
The Executive shall not, directly or indirectly, within the Restricted Territory (as hereinafter defined), without the express written consent of the Corporation: (i) engage, as an owner, employer, consultant or otherwise, in any business or activity that is competitive with the business of the Interphase Group; and/or (ii) be employed by, or provide competitive services or assistance to, a Competing Business (as hereinafter defined) which would potentially involve, directly or indirectly, the use and/or disclosure of Confidential Trade Secret Information, as defined in Section 8. For purposes of this Section 9, the “Restricted Territory” shall mean North America, Europe, Japan, Korea, Australia, Thailand, China, Singapore and India. For purposes of this Section 9, a “Competing Business” means any person or firm that offers services or products that are directly competitive with those marketed, offered for sale and/or under any stage of development by the Interphase Group, or any member thereof, as of the date of the Executive’s separation from employment with the Corporation. If the Executive desires to work for a Competing Business in an area that is not competitive with the business of the Interphase Group, the Executive must give written notice to the Board of Directors of the Corporation and obtain its approval that the employment will not violate the terms and conditions of this Section before beginning employment with the Competing Business.

(c)
The Executive shall not, directly or indirectly, solicit or attempt to solicit the existing or prospective customers of the Interphase Group to purchase services or products that are competitive with those marketed, offered for sale and/or under any stage of development by the Interphase Group as of the date of the Executive’s separation from employment with the Corporation. For purposes of this Agreement, existing customers shall mean those persons or firms to whom the Interphase Group, or any member thereof, has made a sale in the preceding twelve (12) months prior to the Executive’s separation from employment; prospective customers shall mean those persons or firms that the Interphase Group, or any member thereof, has solicited to purchase, and/or with whom the Interphase Group, or any member thereof, has negotiated to sell, the products or services of the Interphase Group within the preceding twelve (12) months prior to the Executive’s separation from employment.

(d)
In the event that, notwithstanding the foregoing, any of the provisions of this Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions had not been included therein. In the event that any provision of this Section relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(e)
The Executive agrees (i) that the remedy at law for any breach or threatened breach of this Section 9 is inadequate and (ii) that, in the event of breach or threatened breach of this Section 9, the Corporation shall be entitled to injunctive relief and specific performance to enforce this Section 9. Injunctive relief and/or specific performance will be in addition to whatever other remedy is available to the Corporation at law, under this Agreement or otherwise. The Executive agrees that the damages for breach of this Section 9 shall be 100% of the gross amount of revenue derived or resulting from the breach of the covenant in this Section 9.

10.	Termination. This Agreement, and the Executive’s employment hereunder, will terminate as follows:
(a)
Non-renewal of Employment Agreement. The Executive is notified by the Corporation, or the Executive gives notice to the Corporation, more than thirty (30) days prior to the expiration of the then current (i.e., initial or renewal) term that this Agreement will not be renewed. Notice of non-renewal of this Agreement shall be communicated by dated, written “Notice of Non-Renewal” sent by Registered Mail, signed receipt requested.

(b)	Death. The Executive’s employment hereunder shall automatically terminate upon his death.
(c)
Disability. The Corporation may terminate the Executive’s employment hereunder in the event of the Executive’s Disability (as hereinafter defined). For purposes of this Agreement, “Disability” shall mean that, as a result of the Executive’s incapacity due to illness or injury, the Executive shall have been absent from his duties under this Agreement on a substantially full-time basis for a period of three (3) or more consecutive months, and thereafter, within thirty (30) days after the Corporation notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of such duties on a full-time basis. Should the Executive be diagnosed as permanently disabled by his treating physician, the Corporation can terminate his employment for “Disability” without waiting for the expiration of the three-month period. Without limiting the foregoing, until the Corporation terminates the Executive’s employment hereunder on account of Disability, the Executive shall be treated as on a bona fide paid leave of absence and receive his full compensation as provided in Section 4 of this Agreement, at the same time and on the same basis described in Section 4; provided however, that no such compensation shall be payable under this Agreement for any period in excess of six (6) months.

(d)	By the Executive. The Executive may resign at any time upon thirty (30) days written notice to the Board of Directors of the Corporation.

(e)
By the Corporation. The Corporation may terminate the Executive immediately for “Overt Misconduct.” For purposes of this Agreement, “Overt Misconduct” means (i) any act or course of conduct by the Executive constituting a criminal act or (ii) an act by the Executive that is not authorized by the Board of Directors of the Corporation, or a committee thereof, and which results in gain to or personal enrichment of the Executive at the expense of the Corporation, or (iii) the commission by the Executive of an act or course of conduct involving moral turpitude, or (iv) a breach by the Executive of either or both of Sections 8 or 9 of this Agreement, or (v) the Executive’s intentional violation of reasonable written instructions or policies established by the Corporation’s Board of Directors with respect to the operation of the Corporation’s business and affairs, or the Executive’s failure to carry out reasonable written instructions or policies of the Board of Directors, or a material breach (other than a breach of Sections 8 or 9) by the Executive of this Agreement, provided that before a termination of the Executive pursuant to this subsection 10(e)(v) shall be considered for “Overt Misconduct,” the Corporation’s Board of Directors must give the Executive written notice and fifteen (15) days to cure such violation or failure. In the event the Corporation asserts that the Executive has committed an act of Overt Misconduct, the termination notice must specify in detail the misconduct alleged, and the witnesses or other basis for such allegation.

(f)	Notice of Termination. Notice of termination shall be communicated by dated, written “Notice of Termination” sent by Registered Mail, signed receipt requested.
11.	Payments Upon Termination. Payments to the Executive upon termination of employment (“Termination Payments”) shall be as follows:
(a)
Upon Resignation by the Executive. In the event of a resignation by the Executive, the Executive shall be entitled (i) to his earned, but unpaid, base salary through his last date of employment and to compensation for any accrued, but unused vacation as of the date of his resignation, payable, in each case, in accordance with the Corporation’s normal payroll practices, (ii) to exercise vested stock options that are outstanding at the time of the Executive’s termination in accordance with the terms of the Executive’s stock option grant agreements, and (iii) to any unpaid expense reimbursements for expenses incurred prior to his resignation, subject to the provisions of Section 21. The Executive’s election not to renew this Agreement as described in Section 10(a) shall be deemed for purposes of this Section 11 to be a “resignation” by the Executive.

(b)
Upon Non-Renewal of the Executive’s Employment Agreement by the Corporation or Termination by the Corporation for other than Overt Misconduct. In the event that the Corporation (A) elects not to renew this Agreement and at the time of such non-renewal election by the Corporation, the Executive is willing and able to execute a new agreement containing terms and conditions substantially similar to those in this Agreement and to continue to provide services to the Corporation substantially similar to the services provided at the time the Corporation elects not to renew, or (B) terminates the Executive for other than Overt Misconduct (or death or Disability), then the Executive shall be entitled to the following termination payments and benefits:

(i)
The Executive shall receive his earned, but unpaid, base salary through his last date of employment and compensation for any accrued, but unused vacation as of the date of termination (or non-renewal) payable, in each case, in accordance with the Corporation’s normal payroll practices. The Executive shall also be entitled to any unpaid expense reimbursements for expenses incurred prior to his date of termination (or non-renewal), subject to the provisions of Section 21.

(ii)
Subject to the Executive’s execution of a general release of claims and covenant not to sue in a form acceptable to the Corporation (the “Release”), the Executive shall receive severance payments in the amount of three (3) years’ base salary, payable in bi-weekly installments over a thirty-six (36) month period at the current effective base salary rate at the time of non-renewal of this agreement. Such severance payments shall commence, subject to the payment timing provisions of Section 19(b), on the first payroll date of the Corporation following the Executive’s termination of employment provided the Executive has executed and delivered the Release to the Corporation prior to such date (and not revoked the Release during the applicable revocation period). Notwithstanding any provision in the preceding sentence to the contrary, if the severance payments would be considered “non-qualified deferred compensation” under Section 409A of the Code, the payment of severance payments shall commence, subject to the payment timing provisions of Section 19(b), on the first regularly scheduled payroll date of the Corporation occurring after the expiration of sixty (60) days following the Executive’s date of termination, provided the Executive has executed and delivered the Release to the Corporation prior to such date (and not revoked the Release during the applicable revocation period). The form of the Release will be provided to the Executive not later than five (5) days following the Executive’s date of termination. In addition, if the Executive has satisfied the eligibility conditions for severance payments described above, including without limitation, by the execution and delivery to the Corporation of the Release within the time periods following the Executive’s date of termination described above (and not revoked the Release during the applicable revocation period) and in connection with the Executive’s termination of employment the Executive is eligible for and timely elects to continue Executive’s coverage under the Corporation’s group health plan pursuant to Section 4980B of the Code and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”) and to continue the coverage of Executive’s dependents who are eligible for COBRA Coverage as a result of Executive’s termination of employment (the “Qualified Beneficiaries”), the Corporation will pay the premium cost for COBRA Coverage for the Executive and for the Qualified Beneficiaries for the 18-month period following the Executive’s termination of employment or such shorter period during which the Executive (or with respect to any of the Qualified Beneficiaries, such Qualified Beneficiary) continues to be eligible for COBRA Coverage. The severance payments will be reduced by any compensation (e.g., base salary, bonus, commission or similar payments) that the Executive receives from other employment (including, but not limited to, self employment by the Executive) during the three (3) year severance pay period. The Executive agrees to keep the Corporation fully informed of such compensation received from other employment.

(iii)
The exercise period of the Executive’s vested stock options (whether such options are nonqualified stock options or incentive stock options described in Section 422 of the Code) that are outstanding on the date of the Executive’s termination of employment (or the date of non-renewal of this Agreement under this Section 11(b)) and were granted to the Executive as a result of the Executive’s employment under this Agreement or the 2000 Agreement and specifically excluding any stock options granted to the Executive as a result of his service as a member of the Corporation’s Board of Directors (the “Outstanding Stock Options”) shall be extended for a period equal to the shorter of (A) three (3) years or (B) the earlier of the latest date upon which the stock option could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of the stock option; provided, however, that for each of Executive’s vested stock options, if on the date of the Executive’s termination of employment (or the date of non-renewal of this Agreement under this Section 11(b)), the exercise price of the vested stock option is greater than the fair market value of the underlying stock determined on the same date, the Executive’s vested stock option shall be cancelled (in lieu of the extension of the exercise period described above) and the Corporation will grant to the Executive a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of three (3) years.

(c)	Upon Disability of the Executive. In the event of termination of the Executive’s employment by reason of Disability, the Executive shall be entitled to the following termination payments and benefits:
(i)
The Executive shall receive his earned, but unpaid, base salary through his last date of employment and compensation for any accrued, but unused vacation as of the date of termination for disability payable, in each case, in accordance with the Corporation’s normal payroll practices. The Executive shall also be entitled to payment of any unpaid expense reimbursements for expenses incurred prior to the termination of his employment for for disability, subject to the provisions of Section 4(d).

(ii)
Subject to the Executive’s execution of the Release, the Executive shall receive severance payments in the amount of two (2) years’ base salary, payable in bi-weekly installments over a thirty-six (36) month period commencing, subject to the payment timing provisions of Section 19(b), on the first payroll period of the Corporation following the termination of Executive’s employment at the current base salary rate as of the date of the termination of Executive’s employment for Disability, provided the Executive has executed and delivered the Release to the Corporation prior to such date (and not revoked the Release during the applicable revocation period). Notwithstanding any provision in the preceding sentence to the contrary, if the severance payments would be considered “non-qualified deferred compensation” under Section 409A of the Code, the payment of severance payments shall commence, subject to the payment timing provisions of Section 19(b), on the first regularly scheduled payroll date of the Corporation occurring after the expiration of sixty (60) days following the date of Executive’s termination, provided the Executive has executed and delivered the Release to the Corporation prior to such date (and not revoked the Release during the applicable revocation period). The form of the Release will be provided to the Executive not later than five (5) days following the date of Executive’s termination. In addition, if the Executive has satisfied the eligibility conditions for severance payments described above, including without limitation, by the execution and delivery to the Corporation of the Release within the time periods following the Executive’s date of termination described above (and not revoked the Release during the applicable revocation period) and in connection with the termination of Executive’s employment the Executive is eligible for and timely elects to continue Executive’s coverage under the Corporation’s group health plan pursuant to Section 4980B of the Code and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”) and to continue the coverage of Executive’s dependents who are eligible for COBRA Coverage as a result of the termination of Executive’s employment (the “Qualified Beneficiaries”), the Corporation will pay the premium cost for COBRA Coverage for the Executive and for the Qualified Beneficiaries for the 18-month period following the termination of Executive’s employment or such shorter period during which the Executive (or with respect to any of the Qualified Beneficiaries, such Qualified Beneficiary) continues to be eligible for COBRA Coverage.

(iii)
Subject to the Executive’s execution of the Release, the Executive shall receive payment of two (2) years of the Executive’s annual bonus (determined as provided below) based on the Corporation’s Executive Bonus Plan payable in bi-weekly installments over a thirty-six (36) month period commencing, subject to the payment timing provisions of Section 19(b), with the first payroll period of the Corporation following the termination of Executive’s employment, provided the Executive has executed and delivered the Release to the Corporation prior to such date (and not revoked the Release during the applicable revocation period). Notwithstanding any provision in the preceding sentence to the contrary, if the severance payments would be considered “non-qualified deferred compensation” under Section 409A of the Code, the payment of severance payments shall commence, subject to the payment timing provisions of Section 19(b), on the first regularly scheduled payroll date of the Corporation following sixty (60) days following the date of Executive’s termination, provided the Executive has executed and delivered the Release to the Corporation prior to such date (and not revoked the Release during the applicable revocation period). The form of the Release will be provided to the Executive not later than five (5) days following the date of Executive’s termination. For this purpose, the annual bonus amount will be the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which his employment terminates.

(iv)
The exercise period of the Executive’s vested stock options (whether such options are nonqualified stock options or incentive stock options described in Section 422 of the Code) that are outstanding on the date of the Executive’s termination of employment and were granted to the Executive as a result of the Executive’s employment under this Agreement or the 2000 Agreement and specifically excluding any stock options granted to the Executive as a result of his service as a member of the Corporation’s Board of Directors shall be extended for a period equal to the shorter of (A) three (3) years or (B) the earlier of the latest date upon which the stock option could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of the stock option; provided, however, that for each of Executive’s vested stock options, if on the date of the Executive’s termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying stock determined on the same date, the Executive’s vested stock option shall be cancelled (in lieu of the extension of the exercise period described above) and the Corporation will grant to the Executive a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of three (3) years.

(d)	Upon Death. In the event the Executive’s employment is terminated by reason of his death, the Executive’s estate shall be entitled:
(i)
To the Executive’s earned, but unpaid base salary through his last date of employment and payment for any accrued, but unused vacation as of the date of termination for death, payable, in each case, in accordance with normal payroll practices of the Corporation.

(ii)	To payment of any unpaid expense reimbursements for expenses incurred prior to the Executive’s termination for death, subject to the provisions of Section 21.
(iii)
The exercise period of the Executive’s vested stock options (whether such options are nonqualified stock options or incentive stock options described in Section 422 of the Code) that are outstanding on the date of the Executive’s death and were granted to the Executive as a result of the Executive’s employment under this Agreement or the 2000 Agreement and specifically excluding any stock options granted to the Executive as a result of his service as a member of the Corporation’s Board of Directors shall be extended for a period equal to the shorter of (A) three (3) years or (B) the earlier of the latest date upon which the stock option could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of the stock option; provided, however, that for each of Executive’s vested stock options, if on the date of the Executive’s death, the exercise price of the vested stock option is greater than the fair market value of the underlying stock determined on the same date, the Executive’s vested stock option shall be cancelled and the Corporation will grant to the Executive’s estate (in lieu of the extension of the exercise price described above) a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of three (3) years.

(e)
Upon Termination for Overt Misconduct. The Executive shall be entitled (i) to his earned, but unpaid, base salary through his last date of employment and to any earned or unused vacation as of the date of termination, payable, in each case, in accordance with the normal payroll practices of the Corporation, (ii) to any unpaid expense reimbursements incurred while performing his executive duties, subject to the provisions of Section 4(d), and (iii) to exercise vested stock options in accordance with the terms of the Executive’s stock option grant agreements.

12.
Acquisition of Shares by One Investor or Group. Notwithstanding any provision herein to the contrary, if at any time during the term of this Agreement any one person, or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(h)(5)(v)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the common stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation and such acquisition constitutes a “change in the effective control of a corporation” for purposes of Section 409A of the Code (the “Acquisition”), then the Executive shall not be entitled to receive any severance or other pay provided for in Sections 11(b) and 11(c) of this Agreement, but the Executive shall instead receive (i) a lump sum payment in the amount of two (2) years’ base salary at the current base salary amount payable within thirty (30) days of the Acquisition, and (ii) the Executive shall also receive a lump sum payment payable within thirty (30) days of the Acquisition equal to two years of the Executive’s annual bonus (determined as provided below) based on the Corporation’s Executive Bonus Plan. For purposes of this Section 12, the annual bonus amount will be the greater of the prior fiscal year’s Executive Bonus payment or 100% of the Executive’s Bonus Plan target for the fiscal year in which the Acquisition occurs. In addition, the vesting of all of the Executive’s Outstanding Stock Options shall be accelerated on the date of the Acquisition and the exercise period of the Executive’s vested stock options (whether such options are nonqualified stock options or incentive stock options described in Section 422 of the Code) that are outstanding on the date of the acquisition and were granted to the Executive as a result of the Executive’s employment under this Agreement or the 2000 Agreement and specifically excluding any stock options granted to the Executive as a result of his service as a member of the Corporation’s Board of Directors shall be extended for a period equal to the shorter of (A) three (3) years or (B) the earlier of the latest date upon which the stock option could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of the stock option; provided, however, that for each of Executive’s vested stock options, if on the date of the acquisition, the exercise price of the vested stock option is greater than the fair market value of the underlying stock determined on the same date, the Executive’s vested stock option shall be cancelled (in lieu of the extension of the exercise period described above) and the Corporation will grant to the Executive a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of three (3) years.

13.	Tax Gross Up Payment.
(a)
Excess Parachute Payment. If the Executive incurs the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as the result of the receipt of any payments under this Agreement, the Corporation shall pay to the Executive a gross up payment (the “Gross Up Payment”) such that the net amount retained by the Executive, after deduction of (i) any such Excise Tax upon any payments under this Agreement (other than payments provided by Section 11 and this Section 13) and (ii) any federal, state and local income and employment taxes (together with penalties and interest) and Excise Tax upon the payments provided by this Section 13 shall be equal to the amount of the payments that the Executive is entitled to receive under this Agreement (other than payments provided by this Section 13).

(b)	Applicable Rates. For purposes of determining the Gross Up Payment amount, the Executive shall be deemed:
(i)
to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Gross Up Payment is made (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to the Executive had the Gross Up Payment not been received);

(ii)
to pay additional employment taxes as a result of the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and

(iii)
to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the date of the termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(c)
Determination of Gross Up Payment Amount. The determination of the Gross Up Payment amount shall be made by a nationally recognized public accounting firm selected by the Executive and reasonably acceptable to the Corporation (the “Accountants”). If the Excise Tax amount payable by the Executive, is different from the Excise Tax amount computed by the Accountants for purposes of determining the Gross Up Payment amount, then appropriate adjustments to the Gross Up Payment amount shall be made. For purposes of determining the initial Gross Up Payment amount prior to such determination of the actual Excise Tax amount, the following assumptions shall be utilized:

(i)
the payments provided for in Section 12, and the Gross Up Payment, shall be treated as “parachute payments” pursuant to Section 280G of the Code without regard to whether a change in control satisfies the requirements of Section 280G(b)(2)(A)(i) of the Code;

(ii)	no portion of any payment made pursuant to Section 11, shall be treated as a parachute payment;
(iii)	the amount payable to the Executive pursuant to Section 12 shall be:
(A)	deemed to be equal to 150% of the highest annual base compensation at any time during the Executive’s employment with the Corporation;
(B)	deemed to have been paid immediately following the change in control;
(C)	deemed to include the additional amount payable under Section 13, if any, for additional taxes payable by the Executive as a result of the receipt of the payment described in Section 12; and
(D)	treated 100% as a parachute payment;
(iv)
the “ascertainable fair market value” (as set forth in Treasury Regulation Section 1.280G-1, Q&A 13) of the Executive’s stock options, the vesting of which was accelerated by the change in control as provided for in Section 12, shall be equal to the product of (A) and (B) as set forth below:

(A)	the number of shares covered by such options; and
(B)	the difference between:
(1)	the fair market value per share as of the date of the change in control; and
(2)	the exercise price per share of stock subject to such Options; and

(v)
for purposes of applying the rules set forth in Treasury Regulation Section 1.280G-1, Q&A 24(c) to a payment described in Treasury Regulation Section 1.280G-1, Q&A 24(b), the amount reflecting the lapse of the obligation to continue performing services shall be equal to the minimum amount allowed for such payment as set forth in Treasury Regulation Section 1.280G-1, Q&A 24(c).

(d)
Time For Payment. The Corporation shall pay the Gross Up Payment within thirty (30) days following the date the Executive provides the Corporation with written notice of the Executive’s payment of the taxes to which the Excise Tax relates, along with a copy of the return or returns filed by the Executive reflecting remittance of such taxes, but in no event later than by the end of the Executive’s taxable year next following the taxable year in which the Executive remits the related taxes.

14.
Outplacement Services. If the Executive is terminated by the Corporation for any reason other than Overt Misconduct, the Corporation agrees to reimburse the Executive for any reasonable outplacement consulting fees and expenses incurred by the Executive during the two year period following such termination; provided that the aggregate amount reimbursed by the Corporation shall not exceed 15% of the Executive’s Base Salary in effect immediately prior such termination. In addition and as to each reimbursement payment, to the extent that any reimbursement under this Section 14 is not deductible by the Executive for federal, state and local income tax purposes, Corporation shall pay the Executive an additional amount such that the net amount retained by the Executive, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. The Executive shall promptly submit to the Corporation all requests for reimbursement under this Section 14 and provide that such requests are promptly submitted, all amounts payable under this Section 14 shall be paid by Corporation within fifteen (15) days after the Executive’s presentation to Corporation of any statements of such reimbursement amounts; provided, however, that (i) reimbursement for reasonable outplacement consulting fees and expenses shall be made no later than the last day of the third taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurred and (ii) the tax gross up payment provided for in this Section 14 shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

15.
Withholding. All payments required to be made to the Executive by Corporation shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

16.
Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof, except for requests for injunctive relief, specific performance and declaratory relief shall be settled by the following arbitration procedure:

The parties hereto shall expeditiously seek to resolve between themselves such dispute, controversy or claim. If they shall fail to reach such a resolution, within twenty (20) days of such failure, each party shall appoint one (1) arbitrator. Within twenty (20) days after both arbitrators have been appointed, the arbitrators shall jointly appoint a third arbitrator. Within thirty (30) days after the appointment of the third arbitrator, the three-person arbitration panel shall consider all relevant evidence concerning such dispute, controversy or claim and reach its award or decision concerning such dispute, controversy or claim. Any arbitration must take place in Dallas, Texas. In reaching their award or decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. The prevailing party shall be entitled to reimbursement for all legal fees and expenses incurred in conjunction with the arbitration, and the non-prevailing party will be responsible to pay the fees and costs of the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any United States District Court.
17.
Resignation Upon Termination. In the event of termination of the Executive’s employment with the Corporation, for whatever reason, the Executive hereby agrees to resign from all positions held in the Corporation, and in any member of the Interphase Group, including, without limitations, any position as a director, officer, agent, trustee or consultant of the Corporation.

18.
Right to Obtain Insurance. The Corporation may, at its option, fund all or any portion of its severance obligations through life, disability or other appropriate insurance on the Executive. In regard to the foregoing, the Executive agrees to fully cooperate with the Corporation in connection with the Corporation’s efforts to obtain any such insurance. Such cooperation shall include, but shall not be limited to, submission to any medical or other examination and execution of applications or other instruments reasonably necessary to effectuate such insurance. The Executive acknowledges the Corporation is not obligated to acquire insurance pursuant to this Section 18, such decision being solely at the Corporation’s discretion.

19.	Additional Termination Provisions.
(a)
Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Executive under this Agreement in connection with a termination of the Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes the Executive’s “separation from service” with the Corporation as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(b)
Section 409A Compliance. Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, the severance payments payable to the Executive pursuant to Section 11 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals, for all amounts payable under the schedule prior to March 15 of the calendar year following the calendar year in which the Executive is terminated by the Corporation pursuant to Section 11(b)). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if the Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 19(b) shall be paid in a lump sum to the Executive. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

20.
Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Corporation be required to provide a tax gross-up payment to the Executive or otherwise reimburse the Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. The Executive acknowledges and understands that neither the Corporation nor any employee or agent of the Corporation has provided the Executive any tax advice regarding this Agreement or amounts payable under this Agreement and that the Corporation has urged the Executive to seek advice from the Executive’s own tax advisor regarding the tax consequences of this Agreement to the Executive.

21.
In-kind Benefits and Reimbursements. Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission in accordance with the Corporation’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

22.
Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

23.	Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.
24.
Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement.

25.
Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to the Executive at the address hereinafter set forth following the Executive’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

26.
Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

27.
Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto; provided that any amendment shall be consistent with the provisions of Sections 20 and 21. Any such amendment to be valid must be in writing and signed by the Corporation and the Executive.

28.	Survival. The provisions of Sections 5, 8, 9, 17 and any other provisions of this Agreement which by its terms is intended to so survive, will survive termination or expiration of this Agreement.

29.
Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Executive and the Corporation with respect to the employment of the Executive, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Executive by the Corporation not contained herein shall be of any force or effect. This Agreement supersedes and replaces, in all respects, the 2000 Agreement. Notwithstanding the above, any stock option agreements existing between the Corporation and the Executive as of the date of this Agreement shall not be superseded by this Agreement except as specifically provided otherwise in this Agreement.

30.
Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and the Executive, and their respective heirs, personal and legal representatives, successors, and assigns.

31.
References to Gender and Number Terms. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.

32.	Headings. The various headings in this Agreement are inserted for convenience only and are not part of this Agreement.
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IN WITNESS WHEREOF, the Corporation and the Executive have duly executed this Agreement effective as of the Effective Date.
INTERPHASE CORPORATION:

By:	/s/ Michael J. Myers MICHAEL J. MYERS	/s/ Gregory B. Kalush GREGORY B. KALUSH
	Chairman, Compensation Committee	CEO, President and
Chairman of the Board

	Address for Notice Purposes:	Address for Notice Purposes:

	Board of Directors	Gregory B. Kalush
	Interphase Corporation	Interphase Corporation
2901 N. Dallas Parkway, Suite 200
Plano, Texas 75093